Exhibit (p)(6)

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

1.	The “Personal Investment Transactions” section shall be amended as follows:

a.	After the 2nd paragraph of the “Overview” section, the section shall be amended as follows:

~~Who Must Comply: Access Person/Covered Person~~

~~Generally, each employee, officer or management director of the Firm is an Access Person.~~

~~A consultant, temporary employee or other individual may be designated as an Access Person, depending on factors including that person’s duties and access to information.~~

~~For each Access Person, the members of their “Immediate Family” (including spouse, relative or significant other residing with the Access Person) is a “Covered Person.”~~

All Securities trading by Access Persons and Covered Persons is monitored and reviewed. If patterns arise or it is determined that trading during the course of normal operations is of such a level as to interfere with the Person’s work performance or responsibilities, create any actual or apparent conflict of interest, negatively impact the operations of TCW or violate any Firm policy, limits may be imposed. ~~Where necessary t~~The Person ~~will~~ may be notified by his/her supervisor, or such other appropriate officer(s)~~,~~ that there is a trading issues, and that trading restrictions and/or other disciplinary action, as appropriate, may be implemented.

Every Covered Person should be familiar with the requirements of this policy. Contact the Administrator of the Code of Ethics to send each Covered Person a copy of this policy or to have them attend a Code of Ethics orientation.

b.	The 4th paragraph of the “Covered Transactions/Covered Accounts” section shall be amended as follows:

Violations of this policy by a Covered Person ~~by your Immediate Family members or by any persons in an account in which you have a beneficial interest~~ will be treated as violations by you.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

c.	The entire “Policy Governing of Covered Transactions” section shall be amended and restated as follows:

~~Policy Governing~~Pre-clearance of Covered Transactions

Generally, all trading by Covered Persons requires pre-clearance. Exempt transactions and exempt securities are listed ~~below~~in this Code of Ethics.

d.	The entire “Pre-clearance Process” section shall be amended and restated as follows:

Pre-clearance Process

Outside Fiduciary Accounts require special procedures. Contact the Administrator of the Code of Ethics.

For marketable securities and Private Placement pre-clearance, log on to StarCompliance and file the required form at http://tcw.starcompliance.com. ~~The instructions for filing a PAT Form and Private Placement Form are available on myTCW.~~

~~Requests submitted before 12:00 noon Los Angeles time (3:00 pm New York Time) are usually processed same-day.~~ Pre-clearance expires ~~on~~ at 1:00 p.m. Los Angeles time (4:00 p.m. New York time) on the next business day after ~~it is~~approval has been received. Generally, you must either obtain a new pre-clearance or cancel any unexecuted portion of the transaction that is not completed before your pre-clearance expires. ~~Limit orders must be structured to comply with the pre-clearance time limits, or such other period specifically approved by Legal or Compliance. Please contact the Administrator of the Code of Ethics if a different period is requested. Any approval of a period other than the standard pre-clearance time limit is subject to Compliance’s ability to cancel the approval (regardless of execution) at any time.~~

e.	The 1st paragraph of the “Prohibited Transactions” section shall be amended as follows:

~~Pre-clearance is required for most investment activities, but t~~The following activities are prohibited~~,~~ and pre-clearance will generally not be available. ~~Except as otherwise noted, these trading restrictions do not apply to Outside Fiduciary Accounts.~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

f.	The 6th row of the table in the “Prohibited Transactions” section shall be amended as follows:

Prohibited Transaction	Exceptions/Limitations	Consequences/Comments
Acquiring an interest in a 3rd party registered investment company advised or sub-advised by the Firm		~~Comment: s~~See Prohibited Third-Party ~~Registered Investment Companies~~Mutual Fund ~~for a list~~List under Forms on myTCW.

g.	The title of the “Additional Restrictions for Certain Investment Professionals” section shall be amended as follows:

Additional Restrictions for Certain Investment ~~Professionals~~Personnel

h.	The Types of Exempt Securities table and Exempt Transactions table shall be combined.

i.	The “Exceptions: Exempt Securities and Exempt Transactions” section shall be amended as follows:

~~Exceptions:~~ Exempt Securities ~~and Exempt Transactions~~

Pre-clearance is generally not required for ~~Exempt Transactions, or transactions in~~ Exempt Securities. The following table~~s identify~~ identifies Exempt Securities ~~and Exempt Transactions,~~ and summarizes any pre-clearance and reporting requirements that ~~do~~ apply.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

Types of Exempt Securities	Pre- clearance Required?	Reporting Required?	Limitations/Comments
Shares in open-end investment companies not advised or sub-advised by the Firm.	No	No	See Prohibited Third-Party Mutual Fund List under Forms on myTCW.~~See Prohibited Third-Party Registered Investment Companies~~

~~Exempt Transactions~~	~~Pre-clearance Required?~~	~~Reporting Required?~~	~~Limitations/Comments~~

~~Transfers of i~~Interests in Firm- sponsored Private Placements that are • Estate planning transfers • Court-ordered transfers	No	No

~~Purchases or sales of a~~ MetWest or TCW Fund in a Firm Account	No	No	Compliance with frequent trading rules required. Monitored by the Firm.

~~Purchases or sales of a~~ MetWest or TCW Fund in a non-Firm Account	No	Yes	Compliance with frequent trading rules required.

~~Transacting in~~ Securities ~~if~~ where the Firm acts as an adviser or distributor for the investment, offered in: • A hedge fund; • Private Placement; or • Other Limited Offerings	Yes (if a limited offering)	Yes

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

j.	The entire “Exemptive Relief” section shall be amended and restated as follows:

Exemptive Relief

To seek approval for a Code of Ethics exemption, contact the Administrator of the Code of Ethics. The Administrator of the Code of Ethics will require a written statement indicating the basis for the requested approval, and coordinate obtaining the approval of the Approving Officers. ~~The Approving Officers shall meet or otherwise exchange views (by email or otherwise) on an ad hoc basis upon written request by an Access Person that states the basis for any requested approval or exemption. The Approving Officers may, under appropriate circumstances, approve requests for an individual, a group or a class.~~ The Approving Officers have no obligation to grant any requested approval or exemption.

2.	The entire “Reporting” section shall be amended and restated as follows:

Reporting

Personal Investment Reporting

TCW receives automated feeds from many major brokers (“Linked Brokers”). If your broker is not a Linked Broker, you must ensure that TCW receives duplicate broker statements. The Administrator of the Code of Ethics can inform you if your broker is a Linked Broker, and set up your account for automated feed. If your broker is not a Linked Broker, the Administrator of the Code of Ethics can assist you with a release letter (“407 letter”) to allow TCW to receive duplicate statements. Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a Linked Broker. In addition, Access Persons must timely file all reports for all transactions as provided in the tables below. Transactions that must be reported include opening, closing or changing Covered Accounts. ~~Corporate actions such as mergers, purchases and sales, spin-offs, stock splits, stock-on-stock dividends and like activities must also be reported unless made through an account with a Linked Broker.~~

~~All reports are filed online through the internet at http://tcw.starcompliance.com.~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

~~If you will not be able to access the Internet to file a report on time, contact the Administrator of the Code of Ethics prior to the filing due date.~~

Reporting on Opening, Changing or Closing a Covered Account

Brokerage Accounts: You must use the StarCompliance, http://tcw.starcompliance.com, system to enter information about each Covered Account:

Activity	Comments	Exceptions
• Upon becoming an Access Person • Upon opening a new Covered Account while you are an Access Person	~~The Administrator of the Code of Ethics can inform you if you broker is a Linked Broker, and set up your account for automated feed. If your broker is not a Linked Broker, the Administrator of the Code of Ethics can assist you with a release letter (“407 letter”) to allow TCW to receive duplicate statements.~~	You are not required to report or enter information for: • Outside Fiduciary Accounts • Accounts that can only hold ~~only~~ third party mutual funds

• Upon closing, or making any change to a Covered Account while you are an Access Person	Update StarCompliance	N/A

Separate Accounts: You must obtain pre-clearance from your group head and the Approving Officers to open a personal separately managed account at the Firm.

Required Certifications

~~These r~~Reports are ~~available on~~filed online at http://tcw.starcompliance.com.

If you will not be able to ~~access the Internet to~~ file a report on time, contact the Administrator of the Code of Ethics prior to the filing due date.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

Certification	When Due	Additional Requirements
Initial Holdings Report	Within 10 days after becoming an Access Person	Include all securities except Exempt Securities Include all Covered Accounts. Holdings must be current no earlier than 45 days before you became an Access Person

Quarterly Certificate of Compliance	By each January 10, April 10, July 10 and October 10	Must be filed even if there were no transactions during the period.

Annual Holdings Report	By January 31 of each year	Same as Initial report, except that holdings must be current as of December 31 of the prior year.

Annual Certificate of Compliance	By January 31 of each year

Report on Outside Activities (Includes, among other activities, Directorships~~/~~, Officerships~~/~~, Creditor Committees~~/~~, Board Observation Rights and Employment)	4th quarter of each year

3.	The “Policy Statement on Insider Trading” section shall be amended as follows:

a.	The “What You Should Do If You Have Questions About Inside Information?” table shall be moved from Page 22 to the front of this section.

b.	The entire “What You Should Do If You Have Questions About Inside Information?” table shall be amended and restated as follows:

Topic	You Should Contact:~~*~~
If you have a question about: • The Insider Trading Policy in general	The product attorney, General Counsel or Chief Compliance Officer.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

•    Whether information is “material” or “non-public”

•    If you have a question about whether you have received inside information on a Firm commingled fund (e.g. partnerships, trusts, mutual funds)

•    Whether you have received material non-public information about a public company

•    Obtaining deal-specific information (pre-clearance is required)

•    Sitting on a Creditors’ Committee (preapproval is required)

•    Need to have an Ethical Wall established

•    Terminating an Ethical Wall

•    Section 13/16 issues

•    Who is “within” or “outside” an Ethical Wall

~~If you have a question about whether you have received inside information on a Firm commingled fund (e.g. partnerships, trusts, mutual funds)~~	~~Department Head for product area or for mutual funds or such group’s product attorney (who will coordinate as necessary with the Administrator of the Code of Ethics~~

~~If you:~~

•    If you w~~W~~ish to take a Board of Directors seat, serve as an alternate on a Board or sit on a Creditors Committee (Pre-approval is required)

•    ~~Have questions about the securities listed on the Restricted Securities List~~

•    ~~Want permission to buy or sell a security listed on the Restricted Securities List~~

Administrator of the Code of Ethics

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

In the event of inadvertent or non-intentional disclosure of mutual non-public information	Product attorney or General Counsel who will notify the Chief Compliance Officer because the Firm may be required to make prompt disclosure.

~~* References in this Policy to the General Counsel and Chief Compliance Officer include persons who they have authorized in their respective departments to handle matters under this Policy.~~

c.	The 2nd paragraph of the “Communication Prohibition” section shall be amended as follows:

Remember that TCW Mutual Funds ~~and TSI~~ are publicly traded entities and you may be privy to material non-public information regarding those entities. Communicating such information in violation of the Firm’s policies is illegal.

d.	The examples list located in the “What is Material Information?” section shall be amended as follows:

Some examples of Material Information are:

•	Earnings results, changes in previously released earnings estimates, liquidity problems, dividend changes, defaults,

•	Projections, major capital investment plans,

•	Significant labor disputes,

•	Significant merger, tender offers, secondary offerings, rights offerings, spin-off, joint venture, stock buy backs, stock splits or acquisition proposals or agreements,

•	New product releases, price changes, ~~or~~ schedule changes,

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

•	Significant accounting changes, credit rating changes, write-offs or charges,

•	Major technological discoveries, breakthroughs or failures,

•	Major contract awards or cancellations, significant regulatory developments (e.g. FDA approvals),

•	Governmental investigations, major litigation or disposition of litigation, or

•	Extraordinary management developments or changes.

e.	The entire “What is Non-Public Information” section shall be amended and restated as follows:

What is Non-Public Information?

Non-public information is information that:

•	Has not been disseminated broadly to investors in the marketplace, such as a press release or publication in the Wall Street Journal or other generally circulated publication; or

•	Has not become available to the general public through a public filing with the SEC or some other governmental agency, ~~the Dow Jones “tape,”a press release,~~ Bloomberg, or release by Standard & Poor’s or Reuters~~, or publication in the Wall Street Journal or other generally circulated publication~~.

f.	The bullet point list located in the “Board of Directors Seats or Observation Rights” section shall be amended as follows:

•	Most public companies have restrictions on trading by Board members except during trading window periods.

•	Anyone who wishes to serve on a Board of Directors or as a Board Observer must seek pre-approval and complete the ~~Report on Outside Directorships and Officerships~~Outside Business Activity Form that is posted on ~~the~~ myTCW ~~intranet~~ and submit it to the Administrator of the Code of Ethics who will coordinate the approval process.

•	If approval is granted, the Administrator of the Code of Ethics will notify the Legal Department so that the appropriate Ethical Wall and/or restricted securities listing can be made. ~~See “Outside Activities Service as a Director”.~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

g.	The entire “Creditors’ Committees” section shall be amended and restated as follows:

Creditors’ Committees

Members of the Firm may be asked to participate on a Creditors’ Committee which is given access to inside information. Since this could affect the Firm’s ability to trade in securities in the company, before agreeing to sit on any ~~official~~ Creditors’ Committee, contact the Administrator of the Code of Ethics who will obtain any necessary approvals and notify the Legal Department so that the appropriate Ethical Wall can be established and/or restricted securities listings can be made.

~~If you sit on an informal Creditors’ Committee, consult with the product attorney to confirm whether the committee could receive material non-public information from an issuer that would impose restrictions or the need for an Ethical Wall.~~

h.	The entire “Information about TCW Products” section shall be amended and restated as follows:

Information about TCW Products

Employees ~~Persons involved with the management of~~ could come into possession of inside information about the Firm’s limited partnerships, trusts, and mutual funds ~~could come into possession of inside information about those funds~~ that is not generally known to their investors or the public.

Disclosing holdings of the TCW Mutual Funds ~~or TSI~~ on a selective basis could also be viewed as an improper disclosure of non-public information and should not be done. The Firm currently discloses holdings of the TCW Mutual Funds ~~or TSI~~ to the general public and investors through tcw.com on a monthly basis. This disclosure may occur on or prior to ~~beginning on~~ the 15th calendar day following the end of that month (or, if the 15th calendar day is not a business day, the next business day thereafter). Disclosure of these funds’ holdings at other times, where a general disclosure has not yet been made through tcw.com, requires special confidentiality procedures and must be pre-cleared with the product attorney (See the Marketing and Communications Policy for further information concerning portfolio holdings disclosure).

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

i.	The following “Expert Networks” section shall be added after the “Contacts with Public Companies” section:

Expert Networks

The Firm may, from time to time, execute agreements with companies that provide access to a group of professionals, specialized information or research services (“Expert Networks”). In such circumstances, Expert Networks are engaged to provide authorized TCW employees with information that may be helpful in TCW understanding an industry, legislative initiatives, and many other important topical areas. However, TCW is mindful of the fact that Expert Networks present significant legal, compliance and regulatory risks concerning the receipt and transmission of materially non-public information. Given this inherent risk, TCW requires that the compliance policies of each Expert Network are reviewed and approved by our Compliance Department prior to entering into an agreement for services. Furthermore, the Firm requires that each employee who wishes to participate in an Expert Network read and confirm their understanding of the Firm Expert Network Guidelines, as well as complete an Insider Trading training module to ensure that they understand the Firm policies regarding material non-public information and insider trading.

j.	The entire “Does TCW Monitor Trading Activities?” section shall be amended and restated as follows:

Does TCW Monitor Trading Activities?

Yes, the Compliance Department ~~and Investment Control~~ monitors trading activities through one or more of the following:

•	Conducts reviews of trading in public securities listed on the Restricted Securities List.

•	Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades

•	Conducts monitoring of the Ethical Walls.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

•	Reviews personal securities trading to identify insider trading, other violations of the law or violations of the Firm’s policies.

•	~~Reviews~~ Obtains securities holding and transaction reports as required by SEC rules and regulations.

k.	The entire “Penalties and Enforcement by SEC and Private Litigants” section shall be amended and restated as follows:

Penalties and Enforcement by SEC and Private Litigants

Insider trading violations subject both the Firm and the individuals involved to severe civil and criminal penalties and could result in damaging the reputation of the Firm. Violations constitute grounds for disciplinary sanctions, including dismissal.

The SEC pursues all cases of insider trading regardless of size and parties involved. Penalties for violations are severe for both the individual and possibly his or her employer. The regulators, the market and the Firm view violations seriously and there can be significant fines, jail time and lawsuits. ~~These could include:~~

•	~~Paying three times the amount of all profits made (or losses avoided),~~

•	~~Fines of up to $1 million,~~

•	~~Jail up to 10 years, and~~

•	~~Civil lawsuits by shareholders of the company in question.~~

~~The regulators, the market and the Firm view violations seriously.~~

l.	The following sentence shall be added at the end of the “Identification of the Walled-In Individual or Group” section:

If you are in a group where you expect to continuously receive material non-public information as part of its strategy, a global Ethical Wall may be required to be imposed on the department.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

m.	The 1st paragraph of the “Maintenance of Restricted List” section shall be amended as follows:

The Restricted Securities List is updated as needed by the Administrator of the Code of Ethics, who distributes it as necessary. ~~In some cases, the list may note a partial restriction (e.g. restricted as to purchase, restricted as to sale, or restricted as to a particular group or person).~~ The Administrator of the Code of Ethics also updates an annotated copy of the list and maintains the history of each item that has been deleted. This annotated Restricted Securities List is available to the General Counsel and the Chief Compliance Officer, as well as any additional persons, which either of them may approve.

n.	The following paragraph in the “Maintenance of Restricted List” section shall be deleted:

~~The Restricted Securities List includes securities for foreign and domestic public reporting companies where Firm personnel (i) serve as directors, board observers, officers, or members of official creditors’ committee (ii) have material, non-public information or (iii) have an agreement or arrangement to maintain information as confidential.~~

o.	The entire “Exemptions” section shall be amended and restated as follows:

Exemptions

Once an issuer is placed on the Restricted Securities List, any purchase or sale specified on the list (whether a personal trade or on behalf of a client account) must be cleared with the Administrator of the Code of Ethics ~~(or another member of the Compliance Department who will consult with, as appropriate, an attorney in the Legal Department, General Counsel, or Chief Compliance Officer). In certain circumstances where a group continuously receives material non-public information as part of its strategy, a global Ethical Wall will be imposed on the department in lieu of placing all of the issuers for which it has information on the Restricted Securities List~~.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

4.	The “Anti-Corruption Policy” section shall be amended as follows:

a.	The title of the section shall be renamed “Gifts & Entertainment: Anti-Corruption Policy”

b.	The following “Statement of Purpose”, “Scope” and “Prohibited Conduct” sections shall be moved to the “Facilitating Payments are Prohibited” section, which shall be renamed, “Foreign Corrupt Practices Act (FCPA)”:

Statement of Purpose

TCW (the “Firm”) is committed to complying with all applicable anti-corruption laws and rules, including, but not limited to, the U.S Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. Travel Act (the “Travel Act”), the U.K. Bribery Act of 2010 (the “Bribery Act”) and any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”). The purpose of this Anti-Corruption Policy (the “Policy”) is to ensure compliance with all applicable anti-corruption laws and rules.

Of course, no policy can anticipate every possible situation that might arise. As such, Firm Personnel (defined below) are encouraged to discuss any questions that they may have relating to the Policy with their supervisor, Firm contact or the Legal or Compliance Departments. When in doubt, Firm Personnel should seek guidance.

Scope

This Policy is mandatory and applies to all directors, officers and employees of the Firm and any persons engaged to act on behalf of the Firm, including agents, representatives, temporary agency personnel, consultants, and contract-based personnel, wherever located (collectively referred to as “Firm Personnel”). Violations of this Policy may result in disciplinary action, up to and including termination of employment and referral to regulatory and criminal authorities.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

Prohibited Conduct

Firm Personnel shall not, directly or indirectly, make, offer, or authorize any gift, payment or other inducement ~~(“Gift”)~~ for the benefit of any person, including a Foreign Official or Domestic Official, with the intent that the recipient misuse his/her position to aid the Firm in obtaining, retaining, or directing business.

“Foreign Official” includes government officials, political party leaders, candidates for public office, employees of state-owned enterprises (such as state-owned banks or pension plans), employees of public international organizations (such as the World Bank or the International Monetary Fund), and close relatives or agents of any of the foregoing. Because U.S. regulators have a very broad view of what constitutes a “Foreign Official,” Firm Personnel should err on the side of caution by treating counter-parties as Foreign Officials when in doubt.

“Domestic Official” means any officer or employee of any government entity, department, agency, or instrumentality (federal, state, or local) in the U.S., candidates for public office, and close relatives or agents of any of the foregoing.

For purposes of this Policy, Foreign Official and Domestic Official also includes individuals who have actual influence in the award of business and any person or entity hired to review or accept bids for a government entity.

All payments, whether large or small, are prohibited if they are, in substance, bribes or kickbacks, including, cash payments, gifts, and the provision of hospitality and entertainment expenses. Personal funds (your own or a third party’s) must not be used to accomplish what is otherwise prohibited by this Policy.

Firm Personnel are also prohibited from requesting, agreeing to accept, or accepting Gifts from any third party in exchange for or as a reward for improper or unapproved performance of their job responsibilities.

c.	The entire “Permitted Conduct” section shall be amended and restated as follows:

~~Permitted Conduct~~

~~Firm Personnel~~Access Persons may provide reasonable Gifts and Entertainment for the bona fide purpose of promoting, demonstrating, or explaining Firm services, including fostering strong client relationships.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

You should always notify your supervisor or group or department head before, or after, providing or accepting any Gifts or Entertainment, even if no other approval is required. As discussed below, Access Persons~~Firm Personnel~~ may also be required to obtain approval when giving or receiving certain Gifts and Entertainment. Unless otherwise specified below, if approvals are required, you must submit your request through StarCompliance for approval ~~to~~ by the Administrator of the Code of Ethics. Access Persons~~Firm Personnel~~ must always obtain prior written approval from the Administrator of the Code of Ethics ~~for any Gifts or Entertainment provided to a Foreign Official or Domestic Official~~ where required. The Administrator of the Code of Ethics shall elevate the request in the event of high risk or higher value gifts, or as otherwise necessary or appropriate.

d.	The following sentence in the “Gifts” section shall be amended as follows:

A “Gift” is anything of value given or received without paying its reasonable fair value (e.g. merchandise, cash, gift cards, favors, credit, special discounts on goods or services, free services, loans of goods or money, tickets to sports or entertainment events, trips and hotel expenses where Access Persons~~Firm Personnel~~ are not present as attendees).

e.	The following sentence in the “Entertainment or Similar Expenditures” section shall be amended as follows:

Access Persons~~Firm Personnel~~ are required to follow the approval process set forth below to obtain the requisite approvals, if any, before giving or receiving Gifts or Entertainment.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

f.	The entire “Gifts, Entertainment, Payments & Preferential Treatment” section shall be amended and restated as follows:

Gifts, Entertainment, Payments & Preferential Treatment

If approval is required, Access Persons~~Firm Personnel should complete the Request Form for Approval for Gift/Entertainment (unless another form is listed), submit the form to the Administrator of the Code of Ethics~~should request approval through StarCompliance, and wait for a decision before taking any action. The Administrator of the Code of Ethics shall review the submission with your supervisor or department and the Approving Officers, as appropriate. ~~The Request Forms are attached to this Policy and also available on the Firm’s intranet under the Policies and Procedures tab under the Forms hyperlink.~~Registered Persons may be required to log gifts & entertainment given or received in StarCompliance. Refer to the table below which describes the gifts & entertainment for which a log may be required. If you have any doubt about whether a Gift or Entertainment requires approval, you should err on the side of caution and seek approval.

Gifts Provided By the Firm/Access Persons~~Firm Personnel~~

Type of Gift To Be Given	Approval Required
Personal Charitable Gifts given where the recipient has a known business relationship with or a connection to a client or potential client of the Firm	Pre-Approval Required

Gifts by TCW Funds Distributors LLC (formerly, TCW Brokerage Services), a limited-purpose broker-dealer (“TFD”) Registered Persons aggregating less than $100 per year

No Approval Required, But Each Individual Must Maintain Their Own Log On StarCompliance Showing:

Name of recipient(s)

Date of Gift(s)

Value of Gift(s)

A log is not required to record gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g. umbrellas, tote bags or shirts) that are substantially below the $100 limit. However, all other gifts MUST be logged. If you are in doubt if something meets the “de minimis” standard, then the gift should be logged.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

Gifts to Unions or Union Officers	Pre-Approval Required. The Request Form for Approval for Gift/Entertainment must be completed before making the gift. In addition, an LM-10 Information Report is required to be completed, approved by an officer and submitted to the Administrator of the Code of Ethics and to the Legal Department ~~Corporate Finance~~ for each occurrence.

Entertainment and Hospitality Provided by the Firm/Access Persons~~Firm Personnel~~

Gifts and Entertainment Received by Firm Personnel

You should not accept Gifts that are of excessive value (generally, $100 or more) or inappropriate under the circumstances. Access Persons are required to report any gift that they receive worth more than $100 to the Administrator of the Code of Ethics.

If a Gift has a value over $100 and is not approved as being otherwise appropriate, you should (i) reject the Gift, (ii) give the Gift to the Administrator of the Code of Ethics who will return it to the person giving the Gift (you may include a cover note), or (iii) if returning the Gift could affect friendly relations between a third party and the Firm, give it to the Administrator of the Code of Ethics, which will donate it to charity. ~~Firm Personnel are required to report any gift that they receive worth more than $100 to the Administrator of the Code of Ethics.~~

In light of the nature of Gift-giving and the impromptu nature of some Entertainment, approval for Access Persons~~Firm Personnel~~ accepting such items may often be after the fact. However, to the extent feasible, any required approvals should be obtained before accepting Gifts or Entertainment.

Type of Gift/Entertainment Received	Approval required
Solicitation by Access Persons~~Firm Personnel~~ of Gifts from clients, suppliers, brokers, business partners, or potential business partners	Prohibited

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

g.	The following “Political Contributions” section shall be deleted in its entirety:

~~Political Contributions~~

~~All persons are prohibited from making or soliciting political contributions where the purpose is to assist the Firm in obtaining or retaining business. See the Code of Ethics for further information on the Firm’s policies related to political contributions and activities.~~

h.	The entire “Gifts, Entertainment, Payments & Preferential Treatment” section shall be amended and restated as follows, which includes select additions from the deleted Appendix A:

Third Party Representatives

Under the FCPA and other anti-bribery laws, the Firm may be held responsible for the misconduct of its agents, representatives, business partners, consultants, contractors or any other third party engaged to act on the Firm’s behalf (collectively “Third Party Representatives”). As such, prior to entering into an agreement with any Third Party Representative regarding business outside the United States, the Firm shall perform anti-corruption related due diligence and obtain from the Third Party Representative appropriate assurances of compliance in accordance with this Policy. The Legal Department is required to approve all engagements with Third Party Representatives. Any anti-corruption compliance issue that comes to the attention of any Firm Personnel must be reported to the General Counsel and addressed before proceeding with the relevant transaction or doing business with or through a Third Party Representative. ~~To facilitate the due diligence process, Firm Personnel should refer to the Standard Operating Procedure for Conducting Anti-Corruption Due Diligence and Third-Party Screening (see Appendix A). In addition to initial screening, all Third Party Representatives will be subject to periodic supplemental screening procedures under the Firm’s Standard Operating Procedure for Conducting Anti-Corruption Due Diligence and Third-Party Screening.~~

~~Furthermore,~~ Firm Personnel should be alert to the activities of any Third Party Representative with whom they interact and promptly report any suspicious activity to the Legal Department ~~General Counsel~~. Firm Personnel should be especially alert to Third Party Representatives who are

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

located in or interact with individuals in countries with high levels of corruption (the United States Department of Justice and Transparency International maintain internet-accessible lists of countries where corruption is a concern). Firm Personnel must consult with the Compliance Department whenever encountering a situation involving any anti-corruption issue, including a Red Flag, or any other similar situation.

It is important for Firm Personnel to identify and report anti-corruption compliance issues in the ordinary course of business. To this end, the following shall apply to all Firm Personnel:

a.	Familiarize yourself with the examples of Red Flags listed in this Policy; Attend anti-corruption training as applicable so you can identify the types of situations that may raise Red Flags or other compliance concerns that are not enumerated in this Policy;

b.	Be vigilant in detecting Red Flags; it is prohibited to “consciously avoid” or “close your eyes” to a violation or to a Red Flag;

c.	Look out for Red Flags both before and during a relationship with any transaction partner; and

d.	If you have information concerning a potential Red Flag, contact the General Counsel immediately.

No Firm Personnel who in good faith provides information regarding a possible Red Flag will suffer any retaliation or adverse employment decision as a consequence of such report.

The existence of a Red Flag does not necessarily mean that a violation has occurred or will occur. However, once a Red Flag arises, Firm Personnel must report the Red Flag to the Legal who will oversee a reasonable inquiry into the circumstances surrounding the Red Flag. Upon request, other Firm Personnel will cooperate with and assist in the review of the Red Flag. The extent of this inquiry will depend on the facts of the particular situation and the degree of risk involved.

i.	The following “Non-Retaliation” section shall be deleted in its entirety:

~~Non-Retaliation~~

~~The Firm has a Whistleblower Policy, located in the Code of Ethics, which includes, among other items, non-retaliation for persons reporting on activity that is illegal or does not comply with the Firm’s policies and procedures. Please reference the Whistleblower Policy for more information.~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

j.	The entire “Books and Records” section shall be amended and restated as follows:

Books and Records

The Firm is required to maintain books and records that accurately reflect the Firm’s transactions, use of Firm assets, and other similar information. The Firm is also required to maintain the internal accounting controls necessary to maintain proper control over the Firm’s actions~~, particularly with respect to the disposition of corporate assets. In particular, Firm Personnel must timely, accurately and fully complete all applicable reports and records. When dealing with Foreign Officials, Domestic Officials, current or prospective customers, suppliers, counterparties, or Third Party Representatives (each a “Covered Recipient”) or international transactions, Firm Personnel must obtain all required approvals from the Firm, and when appropriate, from foreign governmental entities. All payments to a Covered Recipient must be reported as such~~. The Firm should not create any undisclosed or unrecorded accounts for any purpose. False or artificial entries are not to be made in the books and records of the Firm for any reason.

~~Transactions should be recorded in conformity with accepted accounting standards designed to prevent off-the-books transactions such as bribes. All accounting records, expenditures, expense reports, invoices, vouchers, gifts, and business entertainment should be accurately and reliably reported and recorded. Any and all payments by or on behalf of the Firm may only be made on the basis of appropriate supporting documentation and only for the purpose specified in the documentation. In addition, no payments to any third-party shall be made in cash other than documented petty cash disbursements and no corporate checks shall be written to “cash,” “bearer,” or third-party designees of the party entitled to payment.~~

5.	The “Political Activities & Contributions” section shall be amended as follows:

a.	The following sentence in the “Introduction” section shall be amended as follows:

If you have any questions about political contributions or activities, contact the ~~Compliance Department~~Administrator of the Code of Ethics.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

b.	The following bullet point in the “Federal Elections” section shall be amended as follows:

•	using, or allowing the use of, corporate facilities, resources, or employees for federal political activities other than for making corporate communications to its officers, directors, stockholders, and their families, and

c.	The entire “Pre-Approval of all Political Contributions and Volunteer Activity” section shall be amended and restated as follows:

Pre-Approval of all Political Contributions and Volunteer Activity

Each TCW employee, and their spouse, domestic partner and relative or significant other sharing the same house, must obtain pre-approval from the Administrator of the Code of Ethics before:

•	making or soliciting any Contribution to a current holder or candidate for a state, local or federal elected office, or a campaign committee, political party committee, proposition, referendum, initiative, other political committee or organization (example: Republican or Democratic Governors Association) or inaugural committee. A Contribution includes anything of value given or paid to:

•	influence any election for federal, state or local office;

•	pay any debt incurred in connection with such election; or

•	pay any transition or inaugural expenses incurred by the successful candidate for state or local office.

•	volunteering their services to a political campaign, political party committee, proposition, referendum, initiative, political action committee (“PAC”) or political organization.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

d.	The entire “Participation in Public Affairs” section shall be amended and restated as follows:

Participation in Public Affairs

The Firm encourages its employees to ~~support community activities~~be involved in public affairs and political processes. Normally, ~~volunteer efforts~~participation in public affairs takes place outside of regular business hours. If participation in public affairs~~volunteer efforts~~ require corporate time, or you wish to accept an appointive office, or you want to run for elective office, contact the Administrator of the Code of Ethics ~~who will coordinate review for approval by:~~to request approval.

•	~~the head of your Department or your supervisor if you are head of your Department, and~~

•	~~the Chief Operating Officer.~~

6.	The Glossary shall be amended as follows:

Access Person(s) - Includes all of the Firm’s directors, officers, and employees, except ~~directors~~ those who (i) do not devote substantially all working time to the activities of the Firm, and (ii) do not have access to information about the day-to-day investment activities of the Firm. A consultant, temporary employee, or other person may be considered an Access Person depending on various factors, including length of service, nature of duties, and access to Firm information.

~~Auto-Trades - Pre-instructed transactions that occur automatically following the instruction, such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs.~~

~~BNY Mellon - The Bank of New York Mellon, the entity to which the Firm has outsourced client accounting and related operations for Accounts other than the Firm’s proprietary mutual funds and wrap accounts.~~

Code of Ethics or Code - This Code of Ethics.

Covered Person – Spouse, minor child, relative or significant other sharing a house with an Access Person, or any other person, ~~if~~ when the Access Person has a “beneficial interest” in the person’s accounts or securities.

Exempt Securities - ~~Only the~~Those Securities ~~(or Securities obtained in transactions)~~ described in the subsection Exempt Securities ~~or Transactions Exempt from~~ in the Personal Investment Transactions Policy.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

~~IRA - Individual Retirement Account.~~

MetWest Mutual Funds - Metropolitan West Funds, each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by MetWest.

~~PAT – Pre-Authorization to Trade that can be found at http://tcw.starcompliance.com.~~

Rule 10b5-1 Plan - A rule established by the Securities Exchange Commission (SEC) that allows insiders of publicly traded corporations to set up a trading plan for selling stocks they own. Rule 10b5-1 allows major holders to sell a predetermined number of shares at a predetermined time.

TAMCO - TCW Asset Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TCW Advisor - Includes TAMCO, TIMCO, MetWest~~, WGA~~ and any other U.S. federally registered advisors directly or indirectly controlled by The TCW Group, Inc.

TCW Alternative Funds or TAF – TCW Alternative Funds, including each of its series.

TCW Funds - TCW Funds, Inc., each of its series, and any other proprietary, registered, open-end investment companies (mutual funds) advised by TIMCO ~~or the Metropolitan West Funds, each of its series, and any proprietary, registered, open-end investment companies (mutual funds) advised by Metropolitan West Asset Management, LLC.~~

TCW Mutual Funds - Collectively, the TCW Funds, MetWest Mutual Funds, TCW Alternative Funds and TSI and any other registered investment company advised by TIMCO, MetWest or any other affiliate, unless otherwise indicated.

TFD or TCW Funds Distributors LLC – A limited-purpose broker-dealer (formerly, TCW Brokerage Services)~~, a limited-purpose broker-dealer~~.

TIMCO - TCW Investment Management Company LLC, a U.S.-registered investment advisor and direct subsidiary of The TCW Group, Inc.

TSI - TCW Strategic Income Fund, Inc., ~~and any other proprietary,~~a registered, closed-end investment ~~companies~~ company advised by TIMCO.

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

~~W~~

~~WGA – Westgate Advisors, LLC, a U.S.-registered investment advisor controlled by The TCW Group, Inc.~~

7.	The following Appendix A shall be removed in its entirety, with sections of this Appendix being added to the “Third-Party Representatives”section:

~~Appendix A~~

~~Standard Operating Procedures for Conducting Anti-Corruption Due Diligence and Third-Party Screening~~

~~1.~~	~~Detecting Compliance Issues~~

~~To reduce the risk of inadvertent violations by the Firm of applicable anti-corruption laws and rules, proper due diligence must be conducted prior to all transactions where the Firm may be engaging Third Party Representatives, including placement agents or distributors, to operate or interact with clients or portfolio companies outside the U.S. Depending on the circumstances, due diligence of any transaction or engagement may include one or a combination of the following steps:~~

~~a.~~	~~Reviewing correspondence, payment records, and other relevant materials related to the pertinent transaction partner or circumstance;~~

~~b.~~	~~Requiring a party to submit a due diligence questionnaire response to the Firm for review;~~

~~c.~~	~~Performing a risk evaluation of locations known for unethical business practices;~~

~~d.~~	~~Conducting a search of public records;~~

~~e.~~	~~Conducting interviews of relevant parties;~~

~~f.~~	~~Obtaining business references of potential transaction partners;~~

~~g.~~	~~Conducting a due diligence investigation prior to the engagement of a new Third Party Representative;~~

~~h.~~	~~Conducting a background check on a potential transaction partner;~~

~~i.~~	~~Contacting outside legal counsel as necessary; or~~

~~j.~~	~~Taking other steps as appropriate.~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

~~In consultation with the Compliance Department, in determining the scope and parameters of the due diligence, the individual who is in charge of the transaction/engagement for the Firm is responsible for carrying out the appropriate due diligence. Once the due diligence is complete, the Compliance Department is responsible for approving all transactions or engagements based in part on the due diligence that was conducted.~~

~~2.~~	~~Addressing Compliance Issues~~

~~Any anti-corruption compliance issue that comes to the attention of any Firm Personnel must be reported to the General Counsel and addressed before proceeding with the relevant transaction or doing business with or through a Third Party Representative.~~

~~3.~~	~~Document Due Diligence Process~~

~~The due diligence process in general, and any inquiry into the facts and circumstances of any anti-corruption issue, in particular, as well as the reasonable response to that inquiry, shall be documented in order to demonstrate that the response was reasonable.~~

~~As appropriate and necessary to demonstrate that the review was reasonable, the Compliance Department shall maintain records of documents, correspondence, and other materials reviewed or created as part of the Firm’s due diligence and any review of a possible anti-corruption issue. All such records shall be retained for a period of at least five (5) years from the conclusion of the review.~~

~~4.~~	~~Seek guidance as necessary during the process.~~

~~Firm Personnel must consult with the Compliance Department whenever encountering a situation involving any anti-corruption issue, including a Red Flag, or any other similar situation.~~

~~5.~~	~~Identify and report compliance issues, including Red Flags.~~

~~It is important for Firm Personnel to identify and report anti-corruption compliance issues in the ordinary course of business. To this end, the following shall apply to all Firm Personnel:~~

~~a.~~	~~Familiarize yourself with the examples of Red Flags listed in this Policy; Attend anti-corruption training as applicable so you can identify the types of situations that may raise Red Flags or other compliance concerns that are not enumerated in this Policy;~~

Amendment No. 2 to the Code of Ethics

Effective September 27, 2016

~~b.~~	~~Be vigilant in detecting Red Flags; it is prohibited to “consciously avoid” or “close your eyes” to a violation or to a Red Flag;~~

~~c.~~	~~Look out for Red Flags both before and during a relationship with any transaction partner; and~~

~~d.~~	~~If you have information concerning a potential Red Flag, contact the General Counsel immediately.~~

~~No Firm Personnel who in good faith provides information regarding a possible Red Flag will suffer any retaliation or adverse employment decision as a consequence of such report.~~

~~The existence of a Red Flag does not necessarily mean that a violation has occurred or will occur. However, once a Red Flag arises, Firm Personnel must report the Red Flag to the General Counsel who will oversee a reasonable inquiry into the circumstances surrounding the Red Flag. Upon request, other Firm Personnel will cooperate with and assist in the review of the Red Flag. The extent of this inquiry will depend on the facts of the particular situation and the degree of risk involved.~~